UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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DYNACQ HEALTHCARE, INC.

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DYNACQ HEALTHCARE, INC.

10304 Interstate 10 East, Suite 369

Houston, Texas 77029

January 8, 2008

To Our Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Dynacq Healthcare, Inc., which will be held on February 15, 2008, beginning at 10:00 a.m. Central Standard Time, at 10304 Interstate 10 East, Suite 369, Houston, Texas 77029.

Information about the 2008 Annual Meeting, including matters on which shareholders will act, may be found in the Notice of Annual Meeting and Proxy Statement accompanying this letter. We look forward to greeting in person as many of our shareholders as possible.

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the 2008 Annual Meeting, please complete, sign, date, and promptly return the accompanying proxy in the enclosed envelope. Returning the proxy does NOT deprive you of your right to attend the 2008 Annual Meeting. If you decide to attend the 2008 Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the meeting!

Sincerely yours,

/s/ Chiu M. Chan
Chiu M. Chan
Chief Executive Officer and President

DYNACQ HEALTHCARE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 15, 2008

The 2008 Annual Meeting of the Shareholders of Dynacq Healthcare, Inc. (the “Company”) will be held on February 15, 2008, at 10 a.m. Central Standard Time, at the Company’s executive offices located at 10304 Interstate 10 East, Suite 369, Houston, Texas 77029 for the following purposes:

1.	To elect directors to the Board of Directors to serve until our next annual meeting of shareholders or until their respective successors are elected and qualified.

2.	To ratify the appointment of Killman, Murrell & Company, P.C. as independent auditors for the Company for the fiscal year ending August 31, 2008.

3.	To transact such other business as may properly come before the meeting and any adjournments.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our Board of Directors is not aware of any other proposals for the 2008 Annual Meeting.

All shareholders of record at the close of business on December 28, 2007, are entitled to notice of and to vote at the meeting or any adjournment. At least a majority of the outstanding shares of the Company are required to be present at the meeting or represented by proxy to constitute a quorum.

By Order of the Board of Directors,

/s/ Chiu M. Chan
Chiu M. Chan
Chairman of the Board, Chief Executive Officer and President

Houston, Texas

January 8, 2008

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

DYNACQ HEALTHCARE, INC.

PROXY STATEMENT

This proxy statement is furnished to shareholders of Dynacq Healthcare, Inc., a Nevada corporation (the “Company”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be voted at the 2008 Annual Meeting of Shareholders of the Company (the “2008 Annual Meeting”), to be held at the Company’s executive offices located at 10304 Interstate 10 East, Suite 369, Houston, Texas 77029, on the 15th day of February, 2008, at 10:00 a.m. Central Standard Time, and at any and all adjournments. Shareholders of record at the close of business on December 28, 2007 will be entitled to notice of and to vote at the meeting and at all adjournments.

When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address of the Company provided below, or by attending the meeting in person and so notifying the inspector of elections.

Management does not intend to present any business for a vote at the meeting, other than the election of directors and the ratification of the appointment of the independent auditors. Unless shareholders specify otherwise in their proxies, proxies will be voted FOR the election of director nominees listed in this proxy statement and FOR the ratification of the appointment of the independent auditors. If other matters requiring the vote of shareholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment on such matters.

The complete mailing address of the Company’s executive offices is Dynacq Healthcare, Inc., 10304 Interstate 10 East, Suite 369, Houston, Texas 77029. The approximate date on which this proxy statement and the accompanying proxy card were first sent or given to the shareholders of the Company is January 8, 2008.

VOTING SECURITIES

On December 28, 2007, the record date, there were outstanding and entitled to vote 15,898,057 shares of the common stock of the Company, held of record by approximately 992 persons. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of common stock held on the record date. Cumulative voting is not permitted under the Company’s Certificate of Incorporation or Bylaws.

PROPOSAL 1: ELECTION OF DIRECTORS

The persons whose names are set forth as proxies in the enclosed proxy card will vote all shares over which they have discretionary authority “FOR” the election of the nominees named below unless otherwise directed. Although the Board of Directors of the Company does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

The Board of Directors recommends a vote FOR each of the nominees named below. The affirmative vote of holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the 2008 Annual Meeting is required to elect each director nominee. Each director will be elected for a one-year term or until his successor has been elected and qualified.

The following table sets forth, for each nominee for election as a director, his name, his principal occupation, his age and the year in which he first became a director of the Company. The nominees have consented to be named in this proxy statement and to serve as directors, if elected.

Name	Principal Occupation	Age	Director Since
Chiu M. Chan	Mr. Chiu Chan has served as our president and chief executive officer since July 1992. Mr. Chan is a registered pharmacist and during the period from May 1978 to July 1992 was employed by various healthcare service organizations in Houston, Texas. Mr. Chan earned a Bachelor of Science degree in Pharmacy from the University of Houston. Chiu M. Chan is not related to Philip S. Chan.	55	1992

Philip S. Chan	Mr. Philip Chan has served as our vice president of finance, chief financial officer, and treasurer since July 1992. Mr. Chan earned advanced accounting degrees from the University of Houston and is a certified public accountant in the State of Texas. Philip S. Chan is not related to Chiu M. Chan.	56	1992

Stephen L. Huber	Mr. Huber is a registered pharmacist and earned a Bachelor of Science degree in Pharmacy and a Masters of Science in Hospital Pharmacy, both from the University of Houston. From 1991 to 1999, Mr. Huber served as the Deputy Division Head for patient care services at the University of Texas M.D. Anderson Cancer Center. In 1999, Mr. Huber joined Cortex Communications, Inc., a medical education company, as president and chief operating officer. In 2001, Mr. Huber joined Medicus International, now known as Publicis Healthcare Communications Group, a global medical communications company, as its senior vice president and currently is the president of Medical and Scientific Affairs. Mr. Huber continues to serve as a research consultant to M.D. Anderson Cancer Center.	57	1992

Earl R. Votaw	Mr. Votaw earned a Bachelor of Arts degree from the University of the Americas in Mexico City and a certificate of graduation from the Graduate School of Mortgage Banking from Northwestern University of Chicago. Prior to his retirement in December 1993, Mr. Votaw served as a director and as the president and chief executive officer of Capital Bank, a Texas chartered bank located in Houston, Texas, where he continues to serve as a director.	80	1992

Ping S. Chu, M.D.	Dr. Chu received his Ph.D. degree in chemistry from Massachusetts Institute of Technology before he attended medical school at the University of Miami, Florida. Dr. Chu finished his oncology training at M.D. Anderson Cancer Center in 1989 and has been in solo private practice since completion. Dr. Chu is board certified in internal medicine and medical oncology.	56	2002

James G. Gerace	Mr. Gerace received his degree in Business Administration with a major in accounting from Texas A & M University in 1961. He is a Certified Public Accountant and mediator with professional experience at public accounting firms, performing audits, tax planning and related services. He has served on the Board of Directors of several banks and savings and loan associations and has maintained his own CPA firm for approximately the last thirty-seven years.	70	2004

BOARD MEETINGS, COMMITTEES, COMPENSATION AND INDEPENDENCE

Board Meetings and Committees

During fiscal year 2007, our Board of Directors held eight meetings and took no actions by unanimous consents. For fiscal year 2007, all but one director, Stephen L. Huber, attended at least 75% or more of the aggregate number of meetings held by our Board of Directors and the committees on which he served. There were four directors who attended the February 15, 2007 Annual Meeting. Directors are encouraged, but not required, to attend annual meetings of shareholders of the Company.

Audit Committee

The Audit Committee consisted of Messrs. Gerace and Huber and Dr. Chu for the 2007 fiscal year. Each of the members of the Audit Committee is independent as defined by the National Association of Securities Dealers Marketplace Rules. The Board has determined that Mr. Gerace, who serves as the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission (the “Commission”).

The Audit Committee generally has responsibility for appointing, overseeing, and determining the compensation of our independent certified public accountants, reviewing the plan and scope of the accountant’s audit, reviewing our audit and control functions, approving all permitted non-audit services provided by our independent certified public accountants, and reporting to our full Board of Directors regarding all of the foregoing. The Audit Committee meets with the independent certified public accountants and our management in connection with its review and approval of (i) the unaudited financials for inclusion in our quarterly reports and (ii) the annual audited financial statements for inclusion in our Annual Report on Form 10-K. The Audit Committee also provides our Board of Directors with such additional information and material as it may deem necessary to make our Board of Directors aware of significant financial matters that require its attention. Additionally, the Audit Committee considers any related party transactions between the Company or any of its subsidiaries and any director, officer or the majority shareholder of the Company. The Audit Committee’s goals and responsibilities are set forth in a written Audit Committee Charter. The Audit Committee held six meetings and took no actions by unanimous consent during the year ended August 31, 2007. The Audit Committee Report is set forth below.

Compensation Committee

The Compensation Committee consisted of Messrs. Gerace and Votaw and Dr. Chu for the 2007 fiscal year. Only independent directors serve on the Compensation Committee. The Compensation Committee is responsible for (a) establishing the compensation and bonus plan for the Chief Executive Officer and other Named Executive Officers (as hereafter defined), and (b) administering the 2000 Stock Incentive Plan and granting options (other than to non-employee directors). The Compensation Committee held one meeting and took no actions by unanimous consent during the year ended August 31, 2007.

Nominations to the Board of Directors

The Company believes that it is appropriate for the Company not to have a standing nominating committee or committee performing similar functions because it is appropriate for the full board to consider and make such director nominations, with the approval of a majority of the independent directors.

Director nominees may be identified by the Board of Directors through current board members, officers, shareholders or other persons. Any shareholder desiring to submit a nomination to the Board of Directors should send the recommendation in writing, together with appropriate background and contact information, to the Secretary of the Company at the address of the Company’s principal executive offices set forth previously. The Board of Directors has not established formal minimum qualifications for a director nominee and evaluates any nominee on a case-by-case basis.

Family Relationships

There are no familial relationships among the executive officers and directors.

Compensation of Directors

The Company’s Compensation Committee recommends director compensation to the Board. Messrs. Chiu M. Chan and Philip S. Chan receive compensation only as officers of Dynacq. For fiscal 2007 each of the independent directors was paid a stipend of $2,000 per month, except that the Chairman of the Audit Committee was paid a stipend of $2,500 per month, for his service to the Board and the Committees on which he serves.

The following table sets forth certain information regarding the compensation paid to the Company’s non-employee directors for their service during the fiscal year ended August 31, 2007.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Stephen L. Huber	$24,000	—	$24,000

Earl R. Votaw	$24,000	—	$24,000

Ping S. Chu	$24,000	—	$24,000

James G. Gerace	$30,000	—	$30,000

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Commission. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that except for Chiu M. Chan, Philip S. Chan and Alan A. Beauchamp who filed their respective Form 4 on July 2, 2007 for reporting stock options granted to them on June 22, 2007, and James G. Gerace who filed his Form 4 on May 4, 2007 for stock purchases during the period April 19, 2007 to May 3, 2007, these persons complied with all applicable filing requirements during the fiscal year ended August 31, 2007.

Independence and “Controlled Company” Disclosure

Mr. Chiu M. Chan owns or controls 8,603,131shares of the Company’s common stock and, therefore, holds approximately 54.11% of the Company’s voting power as of December 28, 2007. Thus, the Board of Directors has determined that the Company is a “controlled company” within the meaning of Rule 4350(c)(5) of the National Association of Security Dealers Marketplace Rules. As a “controlled company,” the Company is exempt from certain listing standards of Nasdaq and is thus not required to have (i) a board of directors comprised of a majority of independent directors; (ii) compensation of the executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. However, the Company is not exempt from the requirements to have an audit committee comprised of at least three independent directors and to hold regularly scheduled meetings in which only the independent directors are present.

EXECUTIVE OFFICERS

The Company’s executive officers are Mr. Chiu M. Chan, Chief Executive Officer, President, and Chairman of the Board, Mr. Philip S. Chan, Vice President – Finance and Chief Financial Officer, and Mr. Alan A. Beauchamp, Executive Vice President and Chief Operating Officer. Throughout this Proxy Statement, these individuals are sometimes referred to collectively as the “Named Executive Officers.” Please refer to the director biographies for information regarding Messrs. Chiu Chan and Philip Chan. The following sets forth the name, age, present title, principal occupation, and certain biographical information for the past five years for Mr. Beauchamp.

Alan A. Beauchamp, age 55, has served as an Executive Vice President and our Chief Operating Officer since January 17, 2005. From 2004 until his employment with the Company, Mr. Beauchamp was a consultant to

HealthPlus+ at Doctors Hospital Parkway and Doctors Hospital Tidwell in Houston, Texas; from 2003 to 2004, a partner with Medical Links International; and from 1997 to 2002, the President and Chief Executive Officer of four private software companies (Public Software Library, Digital Tome, Little Shop of Game Makers and Amazing Games). From 1984 to 1997, Mr. Beauchamp accumulated significant experience in an administrative and executive capacity for several healthcare organizations, including Premier Analytical Laboratories and Mid-America Healthcare Group, a private company owning four hospitals. Mr. Beauchamp graduated from Texas A&M University in 1975 with a Bachelors of Business Administration degree in accounting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Company’s Compensation Committee administers the compensation program for its executive officers and also determines compensation for directors. The Compensation Committee reviews and determines all executive officer compensation, administers the Company’s equity incentive plans (including reviewing and approving grants to its executive officers), makes recommendations to shareholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs.

The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and, if appropriate, revise the charter. The Board determines the Compensation Committee’s membership. Messrs. Gerace and Votaw and Dr. Chu, each of whom is a non-employee independent director, comprise the Compensation Committee. The Compensation Committee may meet at regularly scheduled times during the year, and it may also hold specially scheduled meetings and take action by written consent. At Board meetings, the Chairman of the Compensation Committee reports on Compensation Committee actions and recommendations, with all discussions of executive compensation occurring in executive sessions of the Board.

Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors supervises our executive compensation. We seek to provide executive compensation that will support the achievement of our financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Compensation Committee may review executive compensation surveys and other available information.

We seek to provide an overall level of compensation to our executives competitive within our industry and other companies of comparable size and complexity. Compensation in any particular case may vary from any industry average on the basis of annual and long-term performance as well as individual performance. The Compensation Committee will exercise its discretion to set compensation where in its judgment external, internal or individual circumstances warrant it. In general, we compensate our executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options.

Base salary levels for our executive officers are set generally to be competitive in relation to the salary levels of executive officers in other companies within our industry or other companies of comparable size, taking into consideration the position’s complexity, responsibility and need for special expertise. In reviewing salaries in individual cases, the Compensation Committee also takes into account individual experience and performance.

We provide long-term incentive compensation through our 2000 Incentive Plan. The number of shares covered by any grant is generally determined by the then current stock price, subject in certain circumstances to vesting requirements. In special cases, however, grants may be made to reflect increased responsibilities or reward extraordinary performance.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the Named Executive Officers. The Company’s Chief Executive Officer works closely with the Compensation Committee on compensation matters. The Chief Executive Officer annually reviews the performance of each of the Named Executive Officers (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) and the compensation paid to those individuals during the past fiscal year, and makes recommendations regarding compensation to be paid to those individuals during the next fiscal year. The conclusions reached and recommendations based on these reviews, including those with respect to setting and adjusting base salary and stock option awards, are presented to the Compensation Committee. Following a review of these conclusions and recommendations, the Compensation Committee will make compensation decisions for these executives as it deems appropriate, including approving the Chief Executive Officer’s recommendations or modifying upward or downward any recommended awards to the Named Executive Officers. The Compensation Committee meets with the Chief Executive Officer annually to discuss his performance, but ultimately decisions regarding his compensation are made solely by the Compensation Committee based on its deliberations.

Named Executive Officer Compensation Components

For the fiscal year ended August 31, 2007, base salary, an annual cash incentive bonus opportunity and long-term equity incentive compensation were the principal components of compensation for the Named Executive Officers; however, as discussed below, no cash incentive bonuses were paid for fiscal 2007.

A significant portion of total compensation is comprised of base salary, which enables the Company to attract and retain talented executive management through the payment of reasonable current income. Long-term equity incentives, in the form of stock options which generally vest over a period of four years, also form a meaningful percentage of overall compensation which is tied directly to increases in the price of the Company’s common stock and also serves the goal of retaining key management. Finally, the annual cash incentive bonus, which historically has not been given due to losses incurred in prior years, provides additional current income to encourage better financial performance of the Company. In making decisions with respect to any element of a Named Executive Officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the executive. There is no pre-established target or formula for allocating among these three elements of compensation. Rather, the Compensation Committee strives to apportion a mix between cash and equity compensation to provide meaningful current income and to motivate the attainment of long-term value for our shareholders.

Base Salary

The Compensation Committee approves each Named Executive Officer’s base salary by considering the individual’s duties and responsibilities. In setting base salaries for the Named Executive Officers, the Compensation Committee undertakes an annual review in consultation with and based upon recommendations from the Chief Executive Officer. The Compensation Committee’s review includes, among other things, the functional and decision-making responsibilities of each position, the significance of the Named Executive Officer’s specific area of individual responsibility to the Company’s financial performance and achievement of overall goals and the experience and past performance and expected future contribution of each executive officer. Decisions regarding increases in salary also take into account the executive’s current salary. With respect to base salary decisions for the Chief Executive Officer, the Compensation Committee makes an assessment of Mr. Chiu M. Chan’s past performance as Chief Executive Officer and its expectations as to his future contributions to the Company, as well as the factors described above for the other Named Executive Officers, including evaluating his individual performance and the Company’s financial condition, operating results and attainment of strategic objectives. The Compensation Committee generally does not approve a material increase in base salary, absent a significant promotion or other significant change in responsibility of the executive officer. The Compensation Committee has not considered an increase in base salaries for fiscal 2008 for the Named Executive Officers.

Long-Term Equity Incentive Compensation

The Company’s long-term equity incentive compensation program provides an opportunity for the Named Executive Officers to increase their stake in the Company through grants of options to purchase shares of Dynacq’s Common Stock and encourages the Named Executive Officers to manage Dynacq from the perspective of an owner with an equity stake in the business. Each grant allows the executive to acquire shares of common stock at an exercise price equal to the closing price of our common stock on the grant date over a specified period of time not to exceed 10 years. Generally, the options become exercisable in a series of installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option grant will provide a positive return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The Compensation Committee’s grant of stock options to the Named Executive Officers is entirely discretionary, subject to any limitations set by the 2000 Incentive Plan. Decisions by the Compensation Committee regarding grants of stock options to the Named Executive Officers (other than the Chief Executive Officer) are generally made based upon the recommendation of the Chief Executive Officer, and include the consideration of the executive officer’s current position with the Company, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries. In addition, the Compensation Committee considers the number of outstanding and previously granted options of the executive, as well as the other components of his total compensation in determining the appropriate grant. In fiscal 2007, all of the Named Executive Officers were granted options to purchase shares of Dynacq’s common stock which vest in equal annual amounts over a four-year period. The exercise price of the options granted to the Chief Executive Officer was 110% of the closing price of our common stock on the grant date; the exercise price of the options granted to the remaining Named Executive Officers was equal to the market value of the common stock on the date of grant.

The Company generally has approved grants of stock options in specific amounts as part of an executive officer’s initial employment with the Company. The Company does not have any program or practice to time annual or other grants of stock options in coordination with the release of material non-public information or otherwise.

Annual Cash Bonus

There is no pre-established target or formula for payments of cash bonuses to the Named Executive Officers. The purpose of the cash incentive bonus is to provide incentives to those employees who have the ability to impact operating performance to address and achieve annual performance goals and to participate in the Company’s growth and profitability. Distributions of awards of cash bonuses to employees, including the Named Executive Officers, are determined by the Compensation Committee, which considers the recommendations of the Chief Executive Officer for all employees other than himself. The bonus payable to the Chief Executive Officer is based solely upon Compensation Committee deliberations. No bonuses were paid for fiscal 2007 to employees, including the Named Executive Officers.

Other Compensation and Benefits

Named Executive Officers receive additional compensation in the form of vacation time, medical insurance, 401(k) Plan matching contributions, life insurance premiums up to a maximum of one year’s salary, and other benefits generally available to all of the Company’s full time employees.

Compliance with Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1.0 million paid to the Chief Executive Officer and certain other highly compensated executive officers. Generally, the Code excludes from the calculation of the $1.0 million cap compensation that is based on the attainment of pre-established, objective performance goals. Where practicable, it is the Compensation Committee’s policy to establish compensation practices that are both cost-efficient from a tax standpoint and effective as a compensation program. The Compensation Committee considers it important to be able to utilize the full range of incentive compensation tools, even though some compensation may not be fully deductible. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation of Named Executive Officers

Summary Compensation Table-Fiscal 2007

Name and Principal Position	Fiscal Year	Salary	Option Awards(1)	All Other Compensation(2)	Total
Chiu M. Chan, Chief Executive Officer	2007	$180,000	$10,369	$12,725	$203,094

Philip S. Chan, Chief Financial Officer	2007	$180,000	$10,626	$1,681	$192,307

Alan A. Beauchamp, Chief Operating Officer	2007	$150,000	$10,626	$276	$160,902

(1)

Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended August 31, 2007, in accordance with FAS 123(R), without taking into account an estimate of forfeitures of stock option grants. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements for the fiscal year ended August 31, 2007 included in the Annual Report on Form 10-K. There were no forfeitures during fiscal 2007. Additional information regarding these stock options awarded to the Named Executive Officers in fiscal 2007, including the grant date fair value of such stock options, is set forth in the “Grants of Plan-Based Awards — Fiscal 2007” table below.

(2)

Represents amounts paid by the Company for life insurance premium and employer’s contribution to the Company’s 401(k) plan. It also includes club membership fees of $11,044 paid on behalf of Mr. Chiu M Chan.

Grants of Plan-Based Awards — Fiscal 2007

There were no non-equity incentive plan awards to the Named Executive Officers in fiscal year 2007. The following table sets forth certain information concerning grants of awards to the Named Executive Officers pursuant to the Company’s equity incentive plans in the fiscal year ended August 31, 2007.

Name	Grant date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or units	All Other Stock Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock Option Awards(2)
		Threshold	Target	Maximum
Chiu M. Chan	06/22/07	—	—	—	—	100,000	$2.75	$165,910
Philip S. Chan	06/22/07	—	—	—	—	100,000	$2.50	$170,012
Alan A. Beauchamp	06/22/07	—	—	—	—	100,000	$2.50	$170,012

(1)	All options to purchase shares of Dynacq’s common stock granted under Dynacq’s 2000 Incentive Plan. Each grant vests 25% over the first four years from the date of grant.
(2)	Represents the grant date fair value computed in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year-End — 2007

The following table sets forth certain information regarding equity-based awards held by the Named Executive Officers as of August 31, 2007.

	Option Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised	Option	Option
Name	Exercisable	Unexercisable(1)	Unearned Options	Exercise Price	Expiration Date
Chiu M. Chan	—	100,000	—	$2.75	06/22/13
Philip S. Chan	197,500	—	—	$4.44	12/05/10
	—	100,000	—	$2.50	06/22/13
Alan A. Beauchamp	100,000	—	—	$5.00	01/20/15
	—	100,000	—	$2.50	06/22/13

(1)	Vests in four annual installments beginning on June 22, 2008.

Option Exercises — Fiscal 2007

No stock options were exercised by, and no stock vested for, any of the Named Executive Officers in the fiscal year ended August 31, 2007.

Potential Payments upon Termination or Change-in-Control

The Named Executive Officers do not have employment agreements with the Company and are all employed on an “at will” basis. The Company does not have arrangements with any of its Named Executive Officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change-in-control. Grants of stock options to all employees eligible to receive such grants under the Company’s 2000 Incentive Plan vest immediately in the event of a change in control; therefore, no separate disclosure is presented herein with respect to the acceleration of stock options held by the Named Executive Officers upon a change of control under the terms of this stock option plan.

AUDIT COMMITTEE REPORT

For the fiscal year 2007, the Audit Committee operated under a written charter adopted by our Board of Directors. The Audit Committee members’ responsibilities and functions are not intended to duplicate or to certify the activities of management and the independent certified public accountants. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls.

During the fiscal year 2007, at various meetings the Audit Committee met with senior members of the Company’s financial management team, the Audit Committee’s independent counsel and/or our independent certified public accountants to review and discuss the financial statements and to discuss significant accounting issues.

On November 7, 2007, the Audit Committee discussed with our independent certified public accountants and senior management the critical accounting policies of the Company and key estimates used in preparing the audited financial statements for the fiscal year ending August 31, 2007, as well as the quality of the Company’s financial reporting. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee reviewed the certifications prepared by the Chief Executive Officer and the Chief Financial Officer that the consolidated financial statements of the Company present fairly, in all material respects, the financial position and results of operations of the Company. The Audit Committee’s review also included discussion with the independent auditors of matters required pursuant to the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee, among other things, discussed with Killman, Murrell & Company, P.C. matters relating to its independence, including the written disclosures and letter made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve, and the Board has approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007 for filing with the Commission.

This report is furnished by the Audit Committee of our Board of Directors.

James G. Gerace

(Chairman)

Ping S. Chu

Stephen L. Huber

The report of the Audit Committee shall not be deemed to be “soliciting material” or to be filed with the Commission, nor shall this information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth, as of December 28, 2007, information with respect to shares beneficially owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (b) each of our directors and the named executive officers named in the Summary Compensation Table below, and (c) all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, some shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within sixty days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned As Of December 28, 2007
Beneficial Owner(1)	Number Of Shares		Percent Of Class(2)
Chiu M. Chan	8,603,131	(3)	54.11%
Philip S. Chan	521,589	(4)	3.24%
Earl R. Votaw	38,683		*
Ping S. Chu	276,973	(5)	1.74%
James G. Gerace	20,000		*
Alan A. Beauchamp	100,000	(6)	*
Stephen L. Huber	—		—

All directors and executive officers as a group (7 persons)	9,560,376	(7)	59.03%

(1)	The address for each named person is 10304 Interstate 10 East, Suite 369, Houston, Texas 77029.
(2)	Based on 15,898,057 shares outstanding as of December 28, 2007.
(3)

Includes 1,610,205 shares held by Mr. Chan’s spouse and 204,811 shares held by Mr. Chan’s son. Since Mr. Chan has voting power with respect to 54.11% of the Company’s outstanding common stock, he controls the outcome of any matter requiring the vote of a majority of the outstanding shares to approve.

(4)	Includes 197,500 shares underlying options, which are currently exercisable.
(5)	Includes 404 shares held by one of Dr. Chu’s daughters and 404 shares held by another of Dr. Chu’s daughters.
(6)	Consists of options to purchase 100,000 shares of common stock, which are currently exercisable.
(7)	Includes 297,500 shares of common stock underlying options, which are currently exercisable.
*	Indicates ownership of less than 1%.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

Killman, Murrell & Company, P.C. (“KMC”) audited the Company’s consolidated financial statements for the fiscal year ended August 31, 2007, and has advised the Company that it will have representatives available at the 2008 Annual Meeting to respond to appropriate questions. Such representatives will be permitted to make a statement if they desire to do so. The Company has selected KMC as its independent certified public accountants to audit its fiscal year 2008 consolidated financial statements. The Board of Directors recommends a vote FOR ratification of that selection.

Audit Fees

The following table presents fees for professional services rendered by the independent registered public accounting firm for the audit of the Company’s annual financial statements, fees for audit-related services, tax services and all other services.

	2007	2006
Audit Fees	$268,783	$184,026
Audit Related Fees	—	—
Tax–Related Fees	$13,568	$38,865
All Other Fees	—	—

Audit Fees for the fiscal years ended August 31, 2007 and 2006 represent the aggregate fees billed for professional services rendered by KMC for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

There were no Audit Related Fees for the fiscal years ended August 31, 2007 and 2006.

Tax-Related Fees

Tax-Related Fees represents the aggregate fees billed for professional services rendered for the fiscal years ended August 31, 2007 and 2006 by KMC for income tax return preparation and tax compliance.

All Other Fees

There were no All Other Fees for the fiscal years ended August 31, 2007 and 2006.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services performed by the independent certified public accountants are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence. The Audit Committee’s charter provides that the Audit Committee may delegate to any of its members the authority to pre-approve any services performed by the independent certified public accountants, provided that such approval is presented to the Audit Committee at its next scheduled meeting. All of the audit-related, tax and all other services described above were pre-approved by the full Audit Committee.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices by September 10, 2008 to be considered for inclusion in the proxy statement and form of proxy relating to the 2009 Annual Meeting. In order for any shareholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2009 Annual Meeting, such proposal must be received by the Secretary of the Company at its principal executive offices by September 10, 2008.

The Annual Report on Form 10-K of the Company for the year ended August 31, 2007, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material.

CODE OF ETHICS

The Company adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has filed a copy of its Code of Ethics as an exhibit to its report on Form 10-K for the fiscal year ended August 31, 2003 by the Company and has also made such Code of Ethics available on the Company’s website at www.dynacq.com. A copy of the Code of Ethics will be provided to any person without charge, upon request, by sending a copy of such request to the attention of the Corporate Secretary at Dynacq Healthcare, Inc., 10304 Interstate 10 East, Suite 369, Houston, Texas 77029.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Six members of Mr. Chiu Chan’s immediate family (four brothers-in-law and two sisters-in-law) are employed by the Company or its subsidiaries. Such family members received an aggregate of $325,408 in compensation from the Company or its subsidiaries in fiscal year 2007.

Two members of Mr. Philip Chan’s immediate family (his sister and a sister-in-law) are employed by the Company or its subsidiaries. Such family members received an aggregate of $115,999 in compensation from the Company or its subsidiaries in fiscal year 2007.

During fiscal year 2005, the Company entered into an agreement with Redwood Health Corporation (“Redwood”), to furnish physicians to provide in-house emergency medical coverage for Vista Medical Center Hospital, its Pasadena Facility, during the weekend hours and weekday nights at an hourly rate of $75. The Company’s Chief Executive Officer’s son who is a physician is an affiliate of Redwood. The Company paid $433,500 for such services to Redwood in fiscal 2007. Management, as well as the Audit Committee that approved the agreement, believes that the hourly rate being paid is consistent with comparable in-house emergency medical coverage rates available in the area.

The Company leases approximately 7,250 square feet of office space under an 8-year lease dated September 1, 2003. The Company paid $1,286 per month for the first year of the lease and pays $6,525 per month for the remainder of the lease term. The lessor of the office space is Capital Bank, of which Mr. Earl Votaw, one of the Company’s directors, is a director. Management believes that the lease rate being paid is consistent with comparable commercial rates available in the area.

SOLICITATION

The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, certain of the directors, officers or regular employees of the Company may, without extra compensation, solicit the return of proxies by telephone or electronic media. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and they will be reimbursed by the Company for any out-of-pocket expenses.

VOTING PROCEDURES

A majority of the outstanding shares of common stock present in person or represented by proxy at the 2008 Annual Meeting constitutes a quorum for the transaction of business. If an executed proxy card is returned and the shareholder has explicitly abstained from voting on a proposal, the shares represented by such proxy will be considered present at the annual meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of the proposal. Broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the results of the vote.

The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee (Proposal 1), and the affirmative vote of holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote is required on the ratification of the selection of auditors (Proposal 2) and on all other matters before the meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, and on all other matters abstentions have the effect of a vote against the proposal and broker non-votes will not be taken into account.

OTHER MATTERS

Shareholders who wish to communicate with the Board of Directors, or with any individual director, may send such communication in writing addressed to the Board of Directors, or to an individual director, at 10304 Interstate 10 East, Suite 369, Houston, Texas 77029. All communications received from shareholders are sent directly to Board members.

The Board knows of no other business to come before the 2008 Annual Meeting. However, if any other matters are properly brought before the 2008 Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on those matters.

ANNUAL MEETING OF SHAREHOLDERS OF

DYNACQ HEALTHCARE, INC.

February 15, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

[GRAPHIC APPEARS HERE]	Please detach along perforated line and mail in the envelope provided.	[GRAPHIC APPEARS HERE]

■ 20630000000000000000 6	021508

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect directors to the Board of Directors to serve until our next annual meeting of shareholders or until their respective successors are elected and qualified.		2.	To ratify the appointment of Killman, Murrell & Company, P.C. as independent auditors for the Company for the fiscal year ending August 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		NOMINEES:
☐	FOR ALL NOMINEES	O Chiu M. Chan
		O Philip S. Chan
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Stephen L. Huber	3.	To transact such other business as may properly come before the meeting and any adjournments.
		O Earl R. Votaw
		O Ping S. Chu
☐	FOR ALL EXCEPT (See instructions below)	O James G. Gerace	The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our Board of Directors is not aware of any other proposals for the 2008 Annual Meeting.

All shareholders of record at the close of business on December 28, 2007, are entitled to notice of and to vote at the meeting or any adjournment. At least a majority of the outstanding shares of the Company are required to be present at the meeting or represented by proxy to constitute a quorum.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐	■

DYNACQ HEALTHCARE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 15, 2008

The 2008 Annual Meeting of the Shareholders of Dynacq Healthcare, Inc. (the “Company”) will be held on February 15, 2008, at 10 a.m. Central Standard Time, at the Company’s executive offices located at 10304 Interstate 10 East, Suite 369, Houston, Texas 77029.

The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints Chiu M. Chan or Philip S. Chan, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the 2008 Annual Meeting scheduled to be held on February 15, 2008, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of common stock of Dynacq Healthcare, Inc. which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

(Continued and to be dated and signed on the reverse side.)

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